EXHIBIT 99.1

EnerSys Amends Credit Agreement

Reading, PA, USA, July 6, 2006 – EnerSys (NYSE: ENS) the world’s largest manufacturer, marketer and distributor of industrial batteries, announced today that it successfully obtained an amendment to its senior secured Credit Agreement. The Company’s lenders approved the elimination of the senior secured debt leverage ratio, while maintaining its total debt leverage ratio, and agreed to several minor technical changes.

“I am pleased with the ongoing support from our lender group and the continued confidence they show in our business by approving the amendment. In addition to the improved operating flexibility, the elimination of the senior secured debt leverage ratio effectively increases our borrowing capacity by over $100 million, favorably positioning us to take advantage of attractive acquisition opportunities to further grow our business and add shareholder value,” stated Michael T. Philion, Executive Vice President and Chief Financial Officer.

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800/538-3627; Web site: www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power suppliers, and numerous applications requiring standby power. The company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

Forward Looking Statement

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), that are based on management’s current expectations and are subject to uncertainties and changes in circumstances. The Company’s actual results may differ materially from the forward-looking statements for a number of reasons. For a list of the factors, which could affect the Company’s results, see “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Statements,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006, which was filed with the U.S. Securities and Exchange Commission.